Exhibit 99.1

MESABI TRUST PRESS RELEASE

July 14, 2023 @ 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)

Announcement of No Distribution

The Trustees of Mesabi Trust (NYSE:MSB) have determined that no distribution will be declared this July 2023 with respect to Units of Beneficial Interest. This compares to a distribution of Eighty-four cents ($0.84) per Unit for the same period last year.

The Trustees’ announcement today of declaring no distribution this quarter primarily reflects that the Trust has received no royalty revenue in the Trust’s last three fiscal quarters, and the current uncertainties related to announcements by Cleveland-Cliffs Inc. (“Cliffs”) concerning its plans for operating Northshore Mining Company (“Northshore”). Following the idling of Northshore (from May 2022 until April 2023), in April 2023 Cliffs made several announcements concerning Northshore, which included announcing a partial restart of Northshore’s iron ore operations, a plan to operate Northshore at less than full capacity for the remainder of this year, and an intention to continue to treat Northshore as a swing operation. On April 28, 2023, Cliffs also reported negative pricing adjustments for prior periods, which were recognized in the last quarter of the Trust’s fiscal year ended January 31, 2023. This increased the contract liability portion of the Trust’s unallocated reserve by $2,298,121, thereby in effect reducing the Trust’s future royalty revenues.

Accordingly, the Trustees’ decision announced today reflects their determination to maintain an appropriate level of reserves in order to make adequate provision to meet current and future expenses and present and future liabilities (whether fixed or contingent) that may arise in the future.

The Trustees have received no specific updates on Cliffs’ plans for the remainder of the current year concerning Northshore iron ore operations. The Trustees’ determination of no distribution this quarter also takes into account numerous other factors, including uncertainties resulting from Cliffs’ prior announcements to increase the use of scrap iron in its vertical supply chain planning, potential volatility in the iron ore and steel industries generally, national and global economic uncertainties, the cost and expense related to the Trust’s pending arbitration against Northshore and its parent, Cliffs, further potential disturbances from global unrest and the potential impacts from future outbreaks of the coronavirus (COVID-19) pandemic.

Quarterly royalty payments from Northshore for iron ore production and shipments during the first calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due July 30, 2023, together with the quarterly royalty report. After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to Northshore operations in 2023 and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Cliffs’ actual utilization of the Northshore operations could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, recession, potential future impacts of the coronavirus (COVID-19) pandemic and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, and other factors. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2023. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520